Filed Pursuant to Rule 433
Registration Nos. 333-268718 and 333-268718-01
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
Market Linked Securities— Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the Lowest Performing of the Russell 2000® Index and the Nasdaq-100® Technology Sector Index due March 3, 2028
Term Sheet to Preliminary Pricing Supplement dated August 25, 2025

Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlyings:	The Russell 2000® Index and the Nasdaq-100® Technology Sector Index
Pricing Date*:	August 29, 2025
Issue Date*:	September 4, 2025
Maturity Date*:	March 3, 2028
Denominations:	$1,000 and any integral multiple of $1,000.
Lowest Performing Underlying:	The Lowest Performing Underlying is the Underlying with the lowest Performance Factor
Performance Factor:	With respect to each Underlying, its Ending Value divided by its Starting Value (expressed as a percentage).
Calculation Day*:	February 29, 2028
Maturity Payment Amount (per Security):
You will receive a Maturity Payment Amount that could be greater than, equal to or less than the principal amount per Security, determined as follows:
●
if the Ending Value of the Lowest Performing Underlying is greater than its Starting Value:
$1,000 plus the lesser of:
    (i)  ($1,000 × Underlying Return of the Lowest Performing Underlying × Upside Participation Rate); and
        (ii) the Maximum Return
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if the Ending Value of the Lowest Performing Underlying is less than or equal to its Starting Value, but greater than or equal to its Threshold Value:   $1,000 + ($1,000 × Absolute Underlying Return of the Lowest Performing Underlying); or
●
if the Ending Value of the Lowest Performing Underlying is less than its Threshold Value:
$1,000 + [$1,000 × (Underlying Return of the Lowest Performing Underlying + Buffer Amount)]

Starting Value:	With respect to each Underlying, its closing level on the Pricing Date
Ending Value:	With respect to each Underlying, its closing level on the Calculation Day
Threshold Value:	With respect to each Underlying, 80% of its Starting Value.
Buffer Amount:	20%
Maximum Return:	At least 28.85% of the principal amount per Security (at least $288.50 per Security), to be determined on the pricing date
Upside Participation Rate:	100%
Underlying Return:	With respect to each Underlying, the percentage change from its Starting Value to its Ending Value, measured as follows: Ending Value – Starting Value Starting Value
Absolute Underlying Return:
The absolute value of the Underlying Return of an Underlying. For example, a -5% Underlying Return for the Lowest Performing Underlying will result in a +5% Absolute Underlying Return for the Lowest Performing Underlying.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:
Up to 2.575% per Security; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 2.00% per Security and WFA may receive a distribution expense fee of 0.075% per Security.

CUSIP:	09711JPP8
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.30% per Security for marketing and other services.
Hypothetical Payout Profile***

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return at Maturity
28.85% Hypothetical
Maximum Return
Absolute Underlying
Return
$1,000 Face
Amount
Lowest Performing Underlying Return at Maturity
-100%
-80%
-60%
-40%
-20%
0%
20%
28.85%
40%
60%
80%
Hypothetical Security Return
Hypothetical Return of Lowest Performing Underlying

*** prepared for purposes of illustration only
If the Ending Value of the Lowest Performing Underlying is less than its Threshold Value, you will have 1-to-1 downside exposure to the decrease in the level of the Underlying in excess of the Buffer Amount and will lose some, and possibly up to 80%, of the principal amount of your Securities on the Maturity Date.
The initial estimated value of the Securities as of the pricing date is expected to be between $904.25 and $964.25 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-24 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement:
https://www.sec.gov/Archives/edgar/data/70858/000191870425013552/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 of the accompanying preliminary pricing supplement and in “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-6 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below, as well as additional risks related to this investment, are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.
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Your investment may result in a loss; there is no guaranteed return of principal.
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The Securities do not bear interest.
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The return on the Securities will be limited to the Maximum Return.
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Your potential for a positive return based on the depreciation of the Lowest Performing Underlying is limited.
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The Maturity Payment Amount will not reflect the levels of the Underlyings other than on the Calculation Day.
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Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose some or a significant portion of your principal amount even if the closing level of one Underlying is always greater than or equal to its Starting Value or Threshold Value.
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Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.
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The Maturity Date may be postponed if the Calculation Day is postponed.
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Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance’s or the Guarantor’s creditworthiness are expected to affect the value of the Securities.
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We are a finance subsidiary and, as such, have no independent assets, operations or revenues.
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The public offering price you pay for the Securities will exceed their initial estimated value.
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The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or Wells Fargo Securities, LLC (“WFS”) or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

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BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.
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The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.
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Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.
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There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.
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Any payments on the Securities will depend upon the performance of the Underlyings, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.
o
Changes that affect the Underlyings may adversely affect the value of the Securities and any payments on the Securities.
o
We and our affiliates have no affiliation with any index sponsor and have not independently verified their public disclosure of information.
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The Securities are subject to risks associated with small-size capitalization companies.
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An investment in the Securities is subject to risks associated with investing in non-U.S. companies.
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Adverse conditions in the technology sector may reduce your return on the Securities.
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The stocks included in the NDXT are concentrated in one sector.
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The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated August 25, 2025, Product Supplement No. WF-1 dated March 8, 2023 and Prospectus Supplement and Prospectus each dated December 30, 2022 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement No. WF-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.